EXHIBIT 99.2




FROM:    BALLY MANUFACTURING CORPORATION
         8700 West Bryn Mawr Avenue
         Chicago, IL  60631

         MWW/Strategic Communications, Inc.
         Public Relations - Tel. (201) 342-9500
         Contact:  Laurie Terry / Michael W. Kempner
____________________________________________________________________



BALLY MANUFACTURING CORPORATION ANNOUNCES STRONG RESULTS FROM 1ST 30 DAYS OF NEW TUNICA, MISSISSIPPI CASINO OPERATIONS


      Chicago, IL, January 18, 1994 -- Arthur M. Goldberg, Chairman, President and Chief Executive Officer of Bally Manufacturing Corporation (NYSE:BLY), announced today that the first 30 days of operations of Bally's Saloon & Gambling Hall in Tunica, Mississippi, located 35 miles south of Memphis, were "much stronger than our expectations".
      Mr. Goldberg stated, "We are extremely pleased with the results of our first 30 days of operations as we consistently achieved or exceeded our aggressive attendance, revenue and margin goals. We expect to see the property's cash flow continue to steadily improve as our marketing program reaches a wider audience."
      Mr. Goldberg continued, "Our win numbers exceeded our seasonally adjusted plan by approximately 15 percent. These initial results combined with the margins we think we can achieve at this facility, make us very enthusiastic about our prospects. Our estimates of cash flows from operations indicate that we have already returned approximately nine percent of our projected investment in the first 30 days of operations."
      Mr. Goldberg added, "Through our recent discussions with the developers of the Mhoon's Landing site, we have learned that their plans for adding hotel rooms and additional non-casino entertainment
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at the site are now moving ahead.  We believe these additions will add to the excitement at our location at Mhoon's Landing, attracting even greater numbers of customers to the area."
      Bally's Saloon & Gambling Hall is owned by Bally's Casino Holdings, Inc., a wholly owned subsidiary of Bally Manufacturing Corporation.
      Bally's also owns and operates three world-class casino hotel and resorts in Atlantic City and Las Vegas.
      Bally Manufacturing Corporation is one of the world's foremost operators of casino hotel resorts and fitness centers.

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